UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2013

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300
Not applicable
(Former name or former address, if changed since last report.)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
Rudolph Technologies, Inc. (the “Company”) held its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) on May 22, 2013 at its corporate headquarters located in Flanders, New Jersey. At the Annual Meeting, the Company’s stockholders voted on the following four proposals and cast their votes as follows:
Proposal 1: Election of three Class II directors to serve for three-year terms expiring upon the 2016 Annual Meeting of Stockholders or until their successors are elected. The director nominees were:

Nominee	For	Against	Abstain	Broker Non-Votes
Daniel H. Berry	25,131,916	953,545	6,560	3,580,750
Thomas G. Greig	24,967,891	1,117,569	6,560	3,580,751
Richard F. Spanier	24,677,786	1,407,675	6,560	3,580,750
Each director nominee was elected a director of Rudolph Technologies, Inc.
Proposal 2: Non-binding advisory vote on executive compensation:

For	Against	Abstain	Broker Non-Votes
25,852,796	195,649	43,576	3,580,750
This proposal was approved.
Proposal 3: Approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 50,000,000 to 100,000,000 shares:

For	Against	Abstain	Broker Non-Votes
26,714,736	2,713,613	4,303	240,119
This proposal was approved.
Proposal 4: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2013:

For	Against	Abstain	Broker Non-Votes
29,613,154	49,377	10,239	—
This proposal was approved.

Item 8.01 Other Events
On May 22, 2013, the Board of Directors of Rudolph Technologies, Inc. appointed new members to its Audit Committee and its Nominating and Governance Committee.  The Audit Committee now consists of John R. Whitten (Chair), Thomas G. Greig and Leo Berlinghieri.  The Nominating and Governance Committee now consists of Aubrey C. Tobey (Chair), Thomas G. Greig and John R. Whitten.  Please refer to the Company’s Proxy Statement filed as DEF 14A on April 22, 2013 for background information of the above mentioned members of the Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUDOLPH TECHNOLOGIES, INC.
Date: May 24, 2013	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer